Blazzard, Grodd & Hasenauer, P.C.
943 Post Road East
Westport, Connecticut 06880
(203) 226-7866

April 29, 2003

Board of Directors
General American Life Insurance Company
700 Market Street
St. Louis, MO  63101


RE: Opinion of Counsel - General American Separate Account Two
    -----------------------------------------------------------

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-4 for the Group and Individual Variable Annuity Contracts (the "Contracts") issued by General American Life Insurance Company and its Separate Account, General American Separate Account Two.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

1. General American Separate Account Two is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the "Act"), and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

2. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

BLAZZARD, GRODD & HASENAUER, P.C.


By:  /s/RAYMOND A. O'HARA III
    --------------------------
        Raymond A. O'Hara III